EXHIBIT (12)

                               THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
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                             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             -------------------------------------------------
                                            Millions of Dollars
                                                                                                                      Six Months
                                                                           Years Ended June 30                       Ended Dec. 31

                                                           --------------------------------------------------        ---------------
                                                           1991       1992       1993       1994       1995          1994     1995
                                                           ------     ------     ------     ------     ------        ------   ------
EARNINGS AS DEFINED
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     Earnings from operations before income taxes
        after eliminating undistributed earnings
        of 20% to 50% owned affiliates                     $2,652     $2,870     $  294     $3,307     $4,022        $2,414   $2,663

     Fixed charges excluding capitalized interest             435        584        631        569        571           291      268
                                                           ------     ------     ------     ------     ------        ------   ------

        TOTAL EARNINGS, AS DEFINED                         $3,087     $3,454     $  925     $3,876     $4,593        $2,705   $2,931
                                                           ======     ======     ======     ======     ======        ======   ======

FIXED CHARGES, AS DEFINED
-------------------------
     Interest expense                                      $  395     $  510     $  552     $  482     $  488        $  244   $  246
     1/3 of rental expense                                     40         74         79         87         83            47       22
                                                           ------     ------     ------     ------     ------        ------   ------
                                                              435        584        631        569        571           291      268
     Capitalized interest                                      17         25         25         19         23             5        1
                                                           ------     ------     ------     ------     ------        ------   ------
        TOTAL FIXED CHARGES, AS DEFINED                    $  452     $  609     $  656     $  588     $  594        $  296   $  269
                                                           ======     ======     ======     ======     ======        ======   ======
     RATIO OF EARNINGS TO FIXED CHARGES                       6.8        5.7        1.4        6.6        7.7           9.1     10.9
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